EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

             The Board of Directors Media Century International Limited



     As independent public accountants, we hereby consent to the inclusion in this registration statement on Form F-1 of our report on the balance sheet of Media Century International Limited (a development stage company), as of July 31, 2003 and 2002, and the related statements of operations, stockholder's equity (deficit) and cash flows for the year ended July 18, 2003 and for th period from July 18, 2002 (date of incorporation) to July 31, 2003 and 2002 . We also consent to the references to our firm in the "Experts" section of the Prospectus.





/s/ PKF

PKF
Certified Public Accountants
Hong Kong
24 Nov 2003